Exhibit 10.21

Five9, Inc.
2019 Executive Bonus Program

On February 11, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Five9, Inc. (the “Company”) approved performance targets for the year ending December 31, 2019 that will be used to determine the amount of cash bonus awards that may be earned, on a quarterly basis, by the Company’s Section 16 officers pursuant to the Company’s 2019 bonus program (the “2019 Bonus Program”).

Funding of the 2019 Bonus Program will be based upon the Company’s financial performance and each officer’s individual performance for each quarter in the year ending December 31, 2019, using a weighting of 80% for the Company’s financial performance and 20% for individual performance for each executive officer other than our (i) Chief Executive Officer, (ii) President, and (iii) Chief Marketing Officer. Our Chief Executive Officer’s bonus will be funded 100% based upon the Company’s financial performance. Our President’s bonus will be funded 75% based on sales commissions, 18.75% based on Company’s financial performance, and 6.25% based on his individual performance. Our Chief Marketing Officer’s bonus will be funded 50% based on the Company’s financial performance and 50% based on his individual performance. Financial performance will be based upon the Company’s achievement of predetermined revenue and adjusted EBITDA targets using a weighting of 75% for performance achieved against the revenue target and 25% for performance achieved against the adjusted EBITDA target. Achievement below 90% of the revenue target or 80% of the adjusted EBITDA target would result in no cash payout with respect to such target. Achievement up to 125% of the revenue target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the revenue target. Achievement up to 150% of the adjusted EBITDA target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the adjusted EBITDA target. In the event that the Company’s actual adjusted EBITDA is below 80% of the adjusted EBITDA target, the maximum cash payout for achieving the revenue target will be 100% of the revenue target bonus.

Below are the annual target bonus levels under the 2019 Bonus Program for the Company’s Section 16 officers:

Name	Annual Target Bonus (USD)	Annual Target Bonus as a Percentage of Base Salary
Rowan Trollope	$661,250	115%
Barry Zwarenstein	$287,250	75%
Daniel Burkland	$325,000	81%
Scott Welch	$198,600	60%
Ryan Kam	$178,200	60%
James Doran	$211,250	65%
David Pickering	$201,000	60%
Jonathan Rosenberg	$210,000	60%